Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63046) of Financial Industries Corporation of our report dated July 29, 2005, except for the current period restatement discussed in Note 2 as to which the date is October 19, 2006, appearing on page F-3 of this Form 10-K.

PricewaterhouseCoopers LLP

Dallas, Texas

October 27, 2006